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Exhibit 99(d)(10)

CONFIDENTIALITY AND STANDSTILL AGREEMENT

        THIS CONFIDENTIALITY AND STANDSTILL AGREEMENT (this "Agreement") is entered into as of December 9, 2004 by and between iStar Financial Inc., a Maryland corporation (the "Receiving Company"), and Falcon Financial Investment Trust, a Maryland real estate investment trust (the "Disclosing Company").

        WHEREAS, the Receiving Company and the Disclosing Company have initiated discussions regarding a possible acquisition of the Disclosing Company (the "Transaction"), and the Receiving Company desires, in connection with considering and analyzing the Transaction, to receive confidential and proprietary information concerning the Disclosing Company and its business; and

        WHEREAS, the Disclosing Company is willing to provide such confidential and proprietary information to the Receiving Company in connection with the Transaction upon and subject to the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

  Section 1.    Definitions.

        For purposes of this Agreement, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and vice versa):

        "affiliate" shall mean any corporation, partnership, limited liability company or other person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Receiving Company or the Disclosing Company, as the case may be. For purposes of the preceding sentence, "control" (including the terms "controlling," "controlled by" or "under common control with") means possession, directly or indirectly, of the power to direct or cause direction of management and policies of a person through ownership of voting securities, by contract, pursuant to a voting trust or otherwise.

        "beneficial owner" or "beneficially owned" or "beneficial ownership" shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act, as in effect on the date hereof.

        "Disclosing Party" shall mean the Disclosing Company or any trustee, partner, lender, officer, employee, representative, advisor or agent of the Disclosing Company.

        "Evaluation Material" shall mean, without limitation, all data, reports, interpretations, financial statements, budgets, business plans, marketing plans, studies, forecasts and records and other documents and information, whether written or oral, that the Disclosing Party furnishes or otherwise discloses to the Receiving Company or any of its Representatives in connection with the Receiving Company's evaluation of the Transaction, whether furnished or otherwise disclosed before or after the date of this Agreement and regardless of the manner in which it is furnished or which becomes known by the Receiving Company or any of its Representatives as a consequence of or through its relationship with the Disclosing Company in connection with the Transaction, together with all analyses, compilations, studies, forecasts or documents, records or data prepared by the Receiving Company or any of its Representatives to the extent they contain or otherwise reflect or are generated from such information and documents. The term "Evaluation Material" does not include any information that:

  (a)
  at the time of disclosure is or thereafter becomes generally available to the public (other than as a result of a disclosure directly or indirectly by the Receiving Company or any of its Representatives in violation of this Agreement);

  (b)
  was available to the Receiving Company or any of its Representatives from a source other than the Disclosing Company, provided that such source is not and was not known by the Receiving Company or such Representative to be prohibited from transmitting the information to the Receiving Company by a contractual, legal or fiduciary obligation to the Disclosing Company; or

  (c)
  is or becomes available to the Receiving Company in connection with the Credit Relationship (as defined herein).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "person" shall mean any association, corporation, company, limited liability company, trust, group or partnership or other entity or individual.

  Section 2.    Agreements Concerning Use of Evaluation Material.

        2.1    Use and Confidentiality of Evaluation Material.    The Receiving Company has requested that the Disclosing Company furnish Evaluation Material for the sole purpose of evaluating the Transaction, and the Receiving Company shall use (and cause its Representatives to use) the Evaluation Material solely for such purpose. Unless and until such Transaction, if any, has been completed pursuant to a written definitive agreement, if any, to which the Disclosing Company is a party (the "Definitive Agreement"), all of the Evaluation Material will be kept confidential by the Receiving Company and not disclosed to any person except as provided herein or as otherwise required by law in accordance with Section 2.6; the Receiving Company may disclose the Evaluation Material or portions thereof to its directors, officers, employees, attorneys, accountants, advisors, and financing sources (including prospective bank, institutional and other lenders) who need to know such information for the purpose of evaluating such possible Transaction (the persons to whom such disclosure is permissible being hereinafter collectively called the "Representatives"), it being understood that the Receiving Company will cause each such Representative to be informed of the confidential nature of the Evaluation Material and to be directed to treat such information confidentially in accordance with the terms of this Agreement. The Receiving Company understands and agrees that it is responsible for any noncompliance with the applicable provisions of this Agreement by its Representatives.

        2.2    No Disclosure of Discussions, Etc.    Unless otherwise required by law in accordance with Section 2.6, each of the Receiving Company and the Disclosing Company will not, and will direct and cause its Representatives not to, during the term of this Agreement, disclose to any person (i) the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction, (ii) that the Receiving Company has requested or received Evaluation Material from the Disclosing Company, or (iii) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. Except in connection with the Credit Relationship, the Receiving Company will not contact or solicit information regarding the Disclosing Company's operations from any of the Disclosing Company's equityholders, trustees, officers, employees, managers, clients, customers, vendors or franchisees except to the extent approved in writing in advance by the Disclosing Company. In the event that either the Disclosing Company or the Receiving Company shall have given written notice to the other that it no longer desires to pursue discussions regarding a possible Transaction, then the Disclosing Company and the Receiving Company shall thereafter be permitted to disclose the fact that no discussions are taking place regarding a possible Transaction; provided, that such disclosure shall be made solely in response to inquiries by third parties as to the existence of such discussions in circumstances where there is reasonable cause to believe that rumors may exist regarding the possibility of such discussions; and provided, further, that the Disclosing Company or the Receiving Company, as the case may be, shall notify the other party by telephone of the name of such third party promptly after such disclosure is made, and the other party shall likewise be permitted to disclose to such third party the fact that no discussions are taking place regarding a possible Transaction.

        2.3    Return or Destruction of Materials.    In the event that either party elects to discontinue discussions of a possible Transaction, the Receiving Company, upon the written request of the Disclosing Company, shall return promptly to the Disclosing Company all copies of the Evaluation Material then in the Receiving Company's possession or in the possession of any of its Representatives, without retaining any copy thereof, except that the Receiving Company shall destroy promptly all copies of any analyses, compilations, studies or other documents, records or data prepared by the Receiving Company or its Representatives to the extent they contain or otherwise reflect the Evaluation Material, and the fact that such destruction has been accomplished shall be certified to by an authorized officer supervising such destruction upon the written request of the Disclosing Company.

        2.4    No Representation or Warranty.    Neither the Disclosing Company nor any of its trustees, officers, employees, representatives, equityholders, affiliates, advisors or agents have made or shall make any representation or warranty hereby as to the accuracy or completeness of the Evaluation Material furnished by such Disclosing Party. Neither the Disclosing Company nor any of its directors, trustees, officers, employees, representatives, equityholders, affiliates, advisors or agents shall have any liability hereunder to the Receiving Company or any other person resulting from the use of the Evaluation Material by the Receiving Company or any of its Representatives. Only those representations or warranties that are made in a Definitive Agreement, if any, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, if any, will have any legal effect.

        2.5    Definitive Agreement.    Except for the matters specifically agreed to herein, no contract or agreement providing for any Transaction involving the Receiving Company and the Disclosing Company or any affiliate or their respective Representatives shall be deemed to exist, and neither the Receiving Company nor the Disclosing Company shall be under any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of its partners, directors, trustees, officers, employees, representatives, equityholders, affiliates, advisors or agents, unless and until a Definitive Agreement, if any, approved by the Board of Directors of the Receiving Company and the Board of Trustees of the Disclosing Company with respect to such Transaction has been executed and delivered by each party thereto.

        2.6    Legally Required Disclosures.    In the event that the Receiving Company or any of its Representatives is required (a) by law (by deposition, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process); (b) by any regulatory or supervisory authority having jurisdiction over the Receiving Company; or (c) pursuant to the rules of any stock exchange or trading system on which the Receiving Company's securities are listed or traded, to disclose any of the Evaluation Material, the Receiving Company shall, to the extent permitted by applicable law, provide the Disclosing Company with prompt prior written notice of such requirement, and shall use commercially reasonable efforts to cooperate with the Disclosing Company so that the Disclosing Company may seek a protective order or other appropriate remedy ("Protective Action"). In the event that the Disclosing Company fails to seek Protective Action or such Protective Action is not obtained prior to the time that the Receiving Company or its Representative is required to disclose the Evaluation Material, the Receiving Company or such Representative, as the case may be, may disclose only that portion of the Evaluation Material that the Receiving Company is advised by its counsel is so required to be disclosed, and shall use commercially reasonable efforts to cooperate with any efforts the Disclosing Company wishes to make to obtain assurance that confidential treatment will be accorded such Evaluation Material.

        2.7    Securities Law Matters.    Each of the parties hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters that are the subject of this Agreement, that the United States and other applicable securities laws prohibit any person in possession of material non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        2.8    Absence of License or Warranty: No Obligation to Provide.    This Agreement shall not be construed as granting or conferring any rights to the Receiving Company by license or otherwise, expressly or implicitly, to the Evaluation Material, or any invention, discovery or improvement related to the Evaluation Material, made, conceived or acquired prior to or after the date of this Agreement including, but not limited to, "derivative works" (as such term is defined in Section 101 of the United States Copyright Act of 1976, as amended, and as construed under applicable case law) thereof and the Disclosing Company shall retain all of its proprietary rights (including, but not limited to, patents, copyrights and trade secrets) with respect thereto. The Disclosing Company makes no representation, warranty, or assurance under this Agreement as to the accuracy or completeness of the Evaluation Material furnished or to be furnished, its sufficiency or fitness for any purpose, or the absence of any conflict or infringement of the intellectual property or other rights of other parties and disclaims any and all liability that may be based on the Evaluation Material, errors therein, or omissions therefrom. Nothing contained in this Agreement shall constitute a commitment by either party to the development or release of any future products or designs. Additionally, this Agreement does not constitute or imply a commitment by any party to favor or recommend any product or service of another party.

  Section 3.    Standstill Agreement.

        Except pursuant to the terms of a Transaction that has previously been authorized by the Disclosing Company, the Receiving Company agrees that, during the term of this Agreement, neither the Receiving Company nor any of its affiliates shall, directly or indirectly: (a) in any manner acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any securities of the Disclosing Company and/or any of its affiliates; (b) "solicit," or participate in the "solicitation" of, "proxies" (as such terms are defined or used in Rule 14a-1 under the Exchange Act and such terms to have such meanings throughout this Agreement) in opposition to the recommendation of the Board of Trustees of the Disclosing Company or any board of directors, manager or general partner of any Disclosing Company affiliate or become a participant in an election contest with respect to the election of trustees or other similar elected persons of the Disclosing Company and/or any of its affiliates, or otherwise seek to influence or affect the vote of any equityholder of the Disclosing Company and/or any of its affiliates; (c) enter into, directly or indirectly, any merger, tender or exchange offer, restructuring or business combination involving the Disclosing Company or any of its affiliates; (d) acquire, directly or indirectly, a material portion of the assets of the Disclosing Company or any of its affiliates, other than in connection with the Credit Relationship; (e) form, join or participate in a partnership, limited liability company, syndicate or other group or enter into any contract, arrangement, understanding or relationship or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of securities of the Disclosing Company and/or any of its affiliates; (f) seek to appoint, elect or remove any member of the Board of Trustees of the Disclosing Company and/or any director, manager or general partner of any Disclosing Company affiliate or make any public statements proposing or suggesting any change in the Board of Trustees or management of the Disclosing Company; (g) initiate or propose to the holders of securities of the Disclosing Company and/or any of its affiliates, or otherwise solicit their approval of, any proposal to be voted on by the holders of securities of the Disclosing Company and/or any of its affiliates; or (h) disclose any intention, plan or arrangement to take any of the actions enumerated in clauses (a) through (g) above or participate in, aid or abet or otherwise induce or attempt to induce or encourage any person to take any of the actions enumerated in clauses (a) through (g) above.

  Section 4.    Nonsolicitation of Officers.

        During the term of this Agreement, the Receiving Company agrees that neither it nor any of its affiliates will directly, or indirectly, knowingly solicit, entice, hire or induce for employment any executive officer, officer or senior or key employee of the Disclosing Company or any of its affiliates; provided, however, that such prohibition shall not apply to (a) the placement of advertisements for employment in a newspaper or other publication of general circulation not directed to the specified employees, (b) responses to search firms or employment agencies that have not been instructed by the Receiving Company or its affiliates to solicit any such employees, or (c) other persons who initiate contact with the Receiving Company or its affiliates regarding employment without any solicitation by the Receiving Company.

  Section 5.    Disclosures to Receiving Company as Lender.

        The Receiving Company and Disclosing Company acknowledge and agree that (a) the Receiving Company is a lender to Disclosing Company under the Revolving Warehouse Financing Agreement, dated as of April 28, 2004, among Falcon Financial Investment Trust, iStar Financial Inc. and The Bank of New York (the "Warehouse Credit Line") and has made loans ("Loans"; the Warehouse Credit Line and Loans shall be collectively referred to as the "Credit Relationship") to Disclosing Company under the Warehouse Credit Line that are secured by loans made by Disclosing Company to third parties; (b) that Disclosing Company has provided and will continue to provide information to Receiving Company in connection with the Credit Relationship and the Receiving Company has agreed to keep such information confidential pursuant to Section 12.10 of the Warehouse Credit Line; (c) any and all information provided to Receiving Company in connection with the Credit Relationship is not and shall not be governed by this Confidentiality and Standstill Agreement and instead shall be governed by the Warehouse Credit Line; and (d) nothing contained herein shall prevent Receiving Company from exercising any or all of its rights and remedies in its capacity as lender to Disclosing Company in connection with the Credit Relationship.

  Section 6.    Term of Agreement.

        The respective covenants and agreements of the Disclosing Company and the Receiving Company contained in this Agreement will continue in full force and effect for the greater of (i) one year, and (ii) as long as the Evaluation Material remains confidential.

  Section 7.    General.

        7.1    Remedies.    Each of the Disclosing Company and the Receiving Company acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement are not performed by the other (or its Representatives, as the case may be) in accordance with their specific terms or are otherwise breached and that money damages alone would not be sufficient and would not be a sufficient remedy for any breach of this Agreement. Accordingly, each party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement by the other, in addition to seek all other remedies available at law or in equity.

        7.2    No Waiver.    No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        7.3    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        7.4    Amendments.    This Agreement may be amended only by an agreement between the parties in writing.

        7.5    Descriptive Headings.    Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        7.6    Counterparts.    For the convenience of the parties, any number of counterparts of this Agreement may be executed by either party hereto (and delivery thereof to the other party may occur by facsimile transmission) and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

        7.7    Successors and Assigns.    Except as expressly provided otherwise herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors of the parties hereto.

        7.8    Governing Law.    This Agreement shall be governed by the laws of the State of New York.

        IN WITNESS WHEREOF, the undersigned have caused this Confidentiality and Standstill Agreement to be duly executed and delivered in their name and on their behalf as of the date first hereinabove set forth.

FALCON FINANCIAL INVESTMENT TRUST, a Maryland real estate investment trust
By:	/s/ DAVID A. KARP
Name: David A. Karp Title: President
iSTAR FINANCIAL INC., a Maryland Corporation
By:	/s/ JAY S. SUGARMAN
Name: Jay S. Sugarman Title: Chairman and Chief Executive Officer

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CONFIDENTIALITY AND STANDSTILL AGREEMENT